Exhibit 4.2

DECLARATION OF TRUST

DECLARATION OF TRUST, dated as of October 5, 2004, among Jonathan H. Parker, Emanuela M. Allgood, and Carissa J.S. Barber, each as administrative trustee (each an “Administrative Trustee”), SunTrust Bank, as property trustee (the “Property Trustee”), and SunTrust Delaware Trust Company, a Delaware limited purpose trust company, as Delaware trustee (the “Delaware Trustee” and, collectively with the Administrative Trustees and the Property Trustee the “Trustees”). The Trustees hereby agree as follows:

1. The trust created hereby (the “Trust”) shall be known as “Boston Private Capital Trust I”, in which name the Trustees may conduct the business of the Trust, make and execute contracts and sue and be sued.

2. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §§ 3801 et seq. (the “Trust Act”), and that this document constitute the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto. The Trust is hereby established for the purposes of (i) issuing preferred securities (“Preferred Securities”) representing undivided beneficial interests in the assets of the Trust in exchange for cash and investing the proceeds thereof in debt securities of Boston Private Financial Holdings, Inc., (ii) issuing and selling common securities (“Common Securities” and, together with the Preferred Securities, “Trust Securities”) representing undivided beneficial interests in the assets of the Trust to Boston Private Financial Holdings, Inc. in exchange for cash and investing the proceeds thereof in additional debt securities of Boston Private Financial Holdings, Inc. and (iii) engaging in such other activities as are necessary, convenient or incidental thereto.

3. Concurrent with the first issuance of any Trust Securities by the Trust, the Trustees intend to enter into an amended and restated declaration of trust with Boston Private Financial Holdings, Inc., satisfactory to each such party and having substantially the terms described in the offering circular (as referred to below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities and the Common Securities referred to therein. Prior to the execution and delivery of such amended and restated declaration of trust, except as herein provided, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain, prior to such execution and delivery, any licenses, consents or approvals required by applicable law or otherwise.

4. The Trustees hereby authorize and direct the Administrative Trustees, or any one of them, (i) to prepare and distribute, as applicable, one or more offering circulars on behalf of the Trust, including any necessary or desirable amendments thereto (including any exhibits contained therein or forming a part thereof), relating to the Preferred Securities of the Trust and, as applicable, certain other securities; (ii) to prepare and file with the Private Offering, Resales and Trading through Automatic Linkages (PORTAL) Market (“PORTAL”) and execute on behalf of the Trust a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Securities to be listed and continue to be listed on PORTAL; (iii) to prepare and file and execute, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Preferred Securities under the securities or “blue sky” laws of such jurisdictions as the Administrative Trustees, or any one of them, on behalf of the Trust, may deem necessary or desirable; (iv) to negotiate the terms of, and execute on behalf of the Trust, such underwriting or purchase agreements with one or more underwriters, purchasers, dealers or agents relating to the Preferred Securities as the Administrative Trustees, or any one of them, on behalf of the Trust, may deem necessary or desirable; and (v) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. It is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i)-(iii) above, the Delaware Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of PORTAL or state securities or blue sky laws, and in such case only to the extent so required.

5. This Declaration of Trust may be executed in one or more counterparts.

6. The number of Trustees initially shall be five (5) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Administrative Trustees then in office which may decrease or increase the number of Trustees; provided, however, that to the extent required by the Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity that has its principal place of business in the State of Delaware and meets any other requirements imposed by applicable law. Subject to the foregoing, the Administrative Trustees then in office by majority action are entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon thirty days prior notice to the Administrative Trustees; provided, however, that the Delaware Trustee may resign immediately upon notice to the Administrative Trustees if the Delaware Trustee is required to join in any filing or execute on behalf of the Trust any document pursuant to the provisions of paragraph 4 hereof and, upon giving such notice, the Delaware Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document; provided, further, however, that no resignation of the Delaware Trustee shall be effective until a successor trustee meeting the requirements set forth in the proviso of the first sentence of this Section 6 has been appointed and has accepted such appointment by instrument executed by such successor Delaware trustee and delivered to the Trust, the Administrative Trustees and the resigning Delaware Trustee.

7. To the fullest extent permitted by applicable law, the Trust agrees to indemnify (i) the Delaware Trustee and Property Trustee, (ii) any affiliate of the Delaware Trustee and Property Trustee, and (iii) any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Delaware Trustee and Property Trustee (each of the persons or entities in (i) through (iii) being referred to as an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses

(including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this paragraph 7 shall survive the termination of this Declaration. The Delaware Trustee shall be a trustee hereunder for the sole and limited purpose of fulfilling the requirements of Section 3807(a) of the Trust Act.

8. The Trust may terminate without issuing any Trust Securities at the election of the Administrative Trustees then in office by majority action.

9. This Declaration may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10. This Declaration shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.

SUNTRUST DELAWARE TRUST COMPANY, as Delaware Trustee

By:	/s/ M. Lisa Wilkins
Name: M. Lisa Wilkins
Title: Vice President

SUNTRUST BANK, as Property Trustee

By:	/s/ George Hogan
Name: George Hogan
Title: Vice President

JONATHAN H. PARKER, as Administrative Trustee

/s/ Jonathan H. Parker

EMANUELA M. ALLGOOD, as Administrative Trustee

/s/ Emanuela M. Allgood

CARISSA J.S. BARBER, as Administrative Trustee

/s/ Carissa J.S. Barber